Exhibit 3.1

Articles of INCORPORATION

of

Simon Property Group, Inc.

The undersigned incorporator, desiring to form a for-profit corporation (hereinafter referred to as the “Corporation”), pursuant to the provisions of the Indiana Business Corporation Law (hereinafter referred to as the “IBCL”), executes the following Articles of Incorporation:

ARTICLE I

NAME AND PRINCIPAL OFFICE

Section 1.1.         Name. The name of the Corporation is Simon Property Group, Inc.

Section 1.2.         Principal Office. The principal office of the Corporation is located at 225 West Washington Street, Indianapolis, Indiana 46204.

ARTICLE II

PURPOSES AND POWERS

Section 2.1.         Purposes of the Corporation. The purposes for which and any of which the Corporation is formed and the business and objects to be carried on and promoted by it are:

(a)            To engage in the business of a real estate investment trust, as that phrase is defined in the Internal Revenue Code of 1986, as amended (the “Code”); and

(b)            To engage in any lawful act or activity for which corporations may be organized under the IBCL.

Section 2.2.         Powers of the Corporation. The Corporation shall have (i) all powers now or hereafter authorized by or vested in corporations pursuant to the provisions of the IBCL; (ii) all powers now or hereafter vested in corporations by common law or any other statute or act; and (iii) all powers authorized by or vested in the Corporation by the provisions of these Articles of Incorporation or by the provisions of its Bylaws as from time to time in effect.

ARTICLE III

TERM OF EXISTENCE

The period during which the Corporation shall continue is perpetual.

ARTICLE IV

REGISTERED AGENT

The Corporation’s commercial registered agent is CT Corporation System. The undersigned Incorporator of the Corporation hereby represents that the registered agent named herein has consented to the appointment of registered agent.

ARTICLE V

AUTHORIZED SHARES

Section 5.1.         Authorized Classes and Number of Shares. The total number of shares of stock of all classes which the Corporation has authority to issue is 850,000,000 shares of capital stock, of which 511,990,000 shares are classified as Common Stock, par value $.0001 per share (“Common Stock”), 10,000 shares are classified as Class B Common Stock, par value $.0001 per share (“Class B Common Stock”), 100,000,000 shares are classified as Preferred Stock, par value $.0001 per share, (“Preferred Stock”), and 238,000,000 shares are classified as Excess Common Stock, par value $.0001 per share (“Excess Common Stock”).

Section 5.2.         General Terms of All Shares. The Corporation shall have the power to acquire (by purchase, redemption, or otherwise), hold, own, pledge, sell, transfer, assign, reissue, cancel, or otherwise dispose of the shares of the Corporation in the manner and to the extent now or hereafter permitted by the laws of the State of Indiana, including the power to purchase, redeem, or otherwise acquire the Corporation’s own shares, directly or indirectly, and without pro rata treatment of the owners or holders of any class or series of shares, unless, after giving effect thereto, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation’s total assets would be less than its total liabilities (calculated without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the purchase, redemption, or other acquisition, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of the shares of the Corporation being purchased, redeemed, or otherwise acquired, unless otherwise expressly provided with respect to any series of Preferred Stock or any series of Preferred Stock hereafter created in the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of such series (the “Dissolution Calculation Conditions”). Shares of the Corporation purchased, redeemed, or otherwise acquired by it shall constitute authorized but unissued shares, unless prior to any such purchase, redemption, or other acquisition, or within thirty (30) days thereafter, the Board of Directors adopts a resolution providing that such shares constitute authorized and issued, but not outstanding, shares.

The Board of Directors of the Corporation may dispose of, issue, and sell shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, in accordance with, and in such amounts as may be permitted by, the laws of the State of Indiana and the provisions of these Articles of Incorporation and for such consideration, at such price or prices, at such time or times, and upon such terms and conditions (including the privilege of selectively repurchasing the same) as the Board of Directors of the Corporation shall determine, without the authorization or approval by any shareholders of the Corporation. No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series, or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series, or types of stock or other securities at the time outstanding.

When the Corporation receives the consideration specified in a subscription agreement entered into before incorporation, or for which the Board of Directors authorized the issuance of shares, as the case may be, the shares issued therefor shall be fully paid and nonassessable.

The Corporation shall have the power to declare and pay dividends or other distributions upon the issued and outstanding shares of the Corporation, subject to the limitation that a dividend or other distribution may not be made if, after giving it effect, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation’s total assets would be less than its total liabilities (calculated in accordance with the Dissolution Calculation Conditions). The Corporation shall have the power to issue shares of one class or series as a share dividend or other distribution in respect of that class or series or one or more other classes or series.

Section 5.3.         Rights, Privileges, Limitations, and Restrictions of Common Stock. The following is a description of the preferences, conversion, and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Common Stock of the Corporation:

(a)            Voting Rights. Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any series of Preferred Stock and any series of Preferred Stock hereafter created, and except as otherwise provided with respect to directors elected by the holders of the Class B Common Stock, voting as a separate class, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock, the Class B Common Stock, and the Excess Common Stock, voting together as a single class. Shares of Common Stock shall not have cumulative voting rights.

(b)            Dividends. Subject to the provisions of law and any preferences of any series of Preferred Stock and any series of Preferred Stock hereafter created, dividends or other distributions, including dividends or other distributions payable in shares of another class of the Corporation’s stock, may be paid ratably on the Common Stock at such time and in such amounts as the Board of Directors may deem advisable, but only if at the same time, dividends are paid on outstanding shares of Class B Common Stock in accordance with Section 5.3(b) of this Article V.

(c)            Liquidation. Subject to the provisions of law and the preferences of any series of Preferred Stock and any series of Preferred Stock hereafter created, in the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, together with the holders of Class B Common Stock, Excess Common Stock, and any other series of Preferred Stock hereafter created not having a preference on distributions in the liquidation, dissolution, or winding up of the Corporation, to share ratably in the net assets of the Corporation remaining, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any series of Preferred Stock and any series of Preferred Stock hereafter created having a preference on distributions in the liquidation, dissolution, or winding up of the Corporation shall be entitled.

(d)            Conversion. Each share of Common Stock is convertible into Excess Common Stock, as provided in Article VIII hereof.

Section 5.4.         Rights, Privileges, Limitations, and Restrictions of Class B Common Stock. The following is a description of the preferences, conversion, and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Class B Common Stock of the Corporation:

(a)            Voting Rights. Each share of Class B Common Stock shall have one vote, and, except as otherwise provided in respect of any series of Preferred Stock and any series of Preferred Stock hereafter created and except as otherwise provided in this Section 5.4, the exclusive voting power for all purposes shall be vested in the holders of the Class B Common Stock, the Common Stock, and the Excess Common Stock, voting together as a single class. Shares of Class B Common Stock shall not have cumulative voting rights. The holders of the shares of Class B Common Stock shall have the right, voting as a separate class, to elect four directors of the Corporation and shall vote with the holders of the Common Stock (voting together as a single class) to elect the remaining directors; provided, however, if the Simon Family Group (as defined in Article VIII) shall sell or transfer a portion of their Common Stock, Class B Common Stock, and Units (as defined in Article VIII) so as to reduce their Aggregate Assumed Equity Interest in the Corporation (as defined in Article VIII) to less than 50% of the Simon Family Group Initial Aggregate Assumed Equity Interest (as defined in Article VIII) in the Corporation, from and after the date of such reduction the holders of the shares of Class B Common Stock shall have the right, voting as a separate class, to elect two directors of the Corporation. The right of the holders of Class B Common Stock to elect directors may be exercised by written consent of such holders. For purposes of this subparagraph, shares held in a voting trust shall be deemed owned by the beneficiaries of the voting trust.

(b)            Dividends. Subject to the provisions of law and the preferences of the Preferred Stock and of any series of Preferred Stock hereafter created, dividends or other distributions, including dividends or other distributions payable in shares of another class of the Corporation’s stock, may be paid ratably on the Class B Common Stock at such time and in such amounts as the Board of Directors may deem advisable; provided, however, cash dividends or other distributions shall be paid on each share of Class B Common Stock at the same time as cash dividends or other distributions are paid on Common Stock and in an amount equal to the amount payable on the number of shares of Common Stock into which each share of Class B Common Stock is then convertible; provided, further, that, non-cash dividends or other non-cash distributions (including the issuance of warrants or rights to acquire securities of the Corporation) shall be distributed on each share of Class B Common Stock at the same time as such non-cash dividends or other non-cash distributions are distributed on Common Stock and in an amount equal to the amount distributable on the number of shares of Common Stock into which each share of Class B Common Stock is then convertible; provided, further, that, any dividends or other distributions payable otherwise on the Class B Common Stock shall be paid in shares of Common Stock or securities convertible or exchangeable into Common Stock (or warrants or rights issued to acquire Common Stock or securities convertible or exchangeable into Common Stock).

(c)            Liquidation. Subject to the provisions of law and the preferences of the Preferred Stock and of any series of Preferred Stock hereafter created, in the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of Class B Common Stock shall be entitled, together with the holders of Common Stock, Excess Common Stock, and any other series of Preferred Stock hereafter created not having a preference on distributions in the liquidation, dissolution, or winding up of the Corporation, to share ratably in the net assets of the Corporation remaining, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of the Preferred Stock and of any series of Preferred Stock hereafter created having a preference on distributions in the liquidation, dissolution, or winding up of the Corporation shall be entitled.

(d)            Conversion.

(1)         Each share of Class B Common Stock is convertible into Excess Common Stock, as provided in Article VIII hereof. Each share of Class B Common Stock may be converted at the option of the holder thereof into one share of Common Stock. Immediately and automatically each share of Class B Common Stock shall be converted into one share of Common Stock (i) if the Aggregate Assumed Equity Interest in the Corporation of the Simon Family Group is for any reason reduced to less than 5% of the Aggregate Assumed Equity Interest in the Corporation; or (ii) if such share of Class B Common Stock is otherwise sold or otherwise transferred to or is otherwise held by anyone other than a member of the Simon Family Group. For purposes of this subparagraph, shares held in a voting trust shall be deemed owned by the beneficiaries of the voting trust.

(2)         The Corporation may not subdivide its outstanding shares of Common Stock, combine its outstanding shares of Common Stock into a smaller number of shares, or issue by reclassification of its shares of Common Stock any shares of capital stock of the Corporation without making the same adjustment to the Class B Common Stock. The Corporation shall not distribute to all holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends or other distributions to the extent permitted by Section 5.4(b) of this Article V) or rights or warrants to subscribe for or purchase securities issued by the Corporation or property of the Corporation (excluding those referred to in Section 5.4(b) of this Article V), without making the same distribution to all holders of its Class B Common Stock. No adjustment of the conversion rate shall be made as a result of or in connection with the issuance of Common Stock of the Corporation pursuant to options or share purchase agreements now or hereafter granted or entered into with officers or employees of the Corporation or its subsidiaries in connection with their employment, whether entered into at the beginning of the employment or at any time thereafter. In case of any capital reorganization of the Corporation, or the consolidation or merger of the Corporation with or into another corporation, or a statutory share exchange, or the sale, transfer, or other disposition of all or substantially all of the property, assets, or business of the Corporation, in each case in which any cash, stock, debt or other instrument, security, or right of any kind or nature (collectively, “consideration”) is to be received by the holders of shares of Common Stock or the holders of shares of Class B Common Stock, the holders of shares of Common Stock and the holders of shares of Class B Common Stock shall receive the same consideration on a per share basis; provided, however, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of shares of Common Stock and Class B Common Stock may, so long as they receive the same per share amount of voting securities as contemplated and required by the foregoing, receive different classes of voting securities that differ, with respect to voting and other rights, to the extent and only to the extent that the Common Stock and the Class B Common Stock differ in such respect (or options or warrants to purchase, or securities convertible into or exchangeable for, the same per share amount of voting securities, but in different classes of voting securities that differ, with respect to voting and other rights, to the extent and only to the extent that the Common Stock and the Class B Common Stock differ in such respect), unless the transaction is approved by the affirmative vote of a majority of the holders of the class of common stock adversely affected (with respect to the other) by such transaction.

(3)         Upon conversion of any shares of Class B Common Stock, no payment or adjustment shall be made on account of dividends accrued, whether or not in arrears, on such shares or on account of dividends declared and payable to holders of Common Stock of record on a date prior to the date of conversion.

(4)         Except with respect to shares of Class B Common Stock which have been deemed to have been automatically converted into Common Stock pursuant to Section 5.4(d)(1) of this Article V, in order to convert shares of Class B Common Stock into Common Stock the holder thereof shall surrender at the office of the registrar and transfer agent of the Corporation the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at said office that he elects to convert such shares and shall state in writing therein the name or names (with addresses) in which he wishes the certificate or certificates for Common Stock to be issued. Shares of Class B Common Stock shall be deemed to have been converted on the date of the surrender of such certificate or certificates for shares for conversion as provided above, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date. As soon as practicable on or after the date of conversion as aforesaid, the Corporation will issue and deliver at said office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with cash for any fraction of a share, as provided in Section 5.4(d)(6) of this Article V, to the person or persons entitled to receive the same. The Corporation will pay any and all federal original issue taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Class B Common Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Class B Common Stock so converted were registered, and no issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation either that such tax has been paid or that no such tax is payable.

(5)         All shares of Class B Common Stock converted into Common Stock shall be retired and cancelled and shall not be reissued.

(6)         The Corporation shall not issue fractional shares of Common Stock upon any conversion of shares of Class B Common Stock. As to any final fraction of a share which the holder of one or more shares of Class B Common Stock would be entitled to receive upon exercise of such holder’s conversion right, the Corporation shall pay a cash adjustment in an amount equal to the same fraction of the Market Price (as defined in Article VIII) for the date of exercise.

(7)         The Corporation shall at all times have authorized and unissued a number of shares of Common Stock sufficient for the conversion of all shares of Class B Common Stock at the time outstanding. If any shares of Common Stock require registration with or approval of any governmental authority under any Federal or State law, before such shares may be validly issued upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval as the case may be. The Corporation warrants that all Common Stock issued upon conversion of shares of Class B Common Stock will upon issue be fully paid and nonassessable by the Corporation and free from original issue taxes.

Section 5.5.         Rights, Privileges, Limitations, and Restrictions of Preferred Stock. Subject in all cases to the provisions of Article VIII with respect to Excess Stock (as defined in this paragraph), the Preferred Stock may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional, or other special rights and such qualifications, limitations, or restrictions thereof, as shall be stated in such resolution providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Indiana; provided, however, no shares of any series of Preferred Stock may be authorized or issued unless (i) the certificates of designations relating to such series contains restrictions on ownership and transfer and conversion provisions applicable to such series comparable to those set forth in Article VIII, and (ii) a corresponding series of Preferred Stock (“Excess Preferred Stock,” and together with Excess Common Stock, unless the context otherwise requires, “Excess Stock”), to be issued in accordance with any such conversion provisions upon a violation of such restrictions on ownership and transfer, is simultaneously authorized by filing of a certificate of designations. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of series then outstanding) the shares of any series subsequent to the issuance of shares of that series. The 8.375% Series J Cumulative Redeemable Preferred Stock, shall have the designation, powers, preferences, and rights and the qualifications, limitations, and restrictions as set forth in Exhibit A.

ARTICLE VI

DIRECTORS

Section 6.1.         Powers and Duties; Number. The powers and duties conferred and imposed upon the board of directors by the IBCL shall be exercised and performed, in accordance with Sections 23-1-33-1 through 23-1-35-5 thereof governing the action of directors, by a board of directors (the “Board of Directors”); provided, however, pursuant to Section 23-1-33-1(b) of the IBCL: (i) certain of such powers and duties of the Board of Directors set forth herein shall be exercised and performed only by the Independent Directors (as defined in Article VIII hereof); and (ii) certain of such powers and duties of the Board of Directors as described herein may be exercised and performed by one or more committees consisting of one or more members of the Board of Directors and one or more other persons to the extent such powers and duties are delegated thereto by the Board of Directors. The number of directors of the Corporation shall never be more than fifteen (15) nor less than the minimum number permitted by the IBCL now or hereafter in force and, subject to such limitations, shall be fixed from time to time in the Bylaws or by resolution of the Board of Directors. At least a majority of the directors shall be Independent Directors (as defined in Article VIII).

Section 6.2.         Vacancies. Subject to the rights of the holders of any class of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors shall be filled by a vote of the shareholders or a majority of the entire Board of Directors, and any vacancies on the Board of Directors resulting from death, disability (“disability,” which for purposes of this Section 6.2 shall mean illness, physical or mental disability, or other incapacity), resignation, retirement, disqualification, removal from office, or other cause shall be filled by a vote of the shareholders or a majority of the directors then in office; provided, however:

(a)            Any vacancies on the Board of Directors resulting from death, disability, resignation, retirement, disqualification, removal from office, or other cause of a director elected by the holders of Class B Common Stock shall be filled only by a vote of the holders of Class B Common Stock; and

(b)            A special meeting of holders of the Class B Common Stock shall be called by the President in the event a vacancy occurs on the Board of Directors from any cause among the directors entitled to be elected by the holders of the Class B Common Stock, and a special meeting of holders of the Common Stock and the Class B Common Stock shall be called by the President in the event a vacancy occurs on the Board of Directors from any cause among the directors elected by the holders of the Common Stock and the Class B Common Stock (voting together as a single class) and is not filled by the directors within 30 days after the vacancy occurs. The holders of Class B Common Stock may exercise their rights to elect directors by written consent without a meeting.

Notwithstanding the foregoing, any decrease in the number of directors constituting the Board of Directors shall not affect the tenure of office of any director.

Section 6.3.         Election of Directors by Holders of Preferred Stock. Whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided in Section 6.1 of this Article VI or in the Bylaws; provided, however, if any shares of Class B Common Stock are outstanding, the election of one or more directors by such holders of Preferred Stock will eliminate the corresponding number of directors to be elected by the combined holders of the Common Stock and the Class B Common Stock, voting together as a single class, and will neither increase the size of the Board of Directors nor eliminate the seat or seats of directors elected by the holders of the Class B Common Stock, voting as a separate class. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

Section 6.4.         Liability of Directors. A director’s responsibility to the Corporation shall be limited to discharging his or her duties as a director, including his or her duties as a member of any committee of the Board of Directors upon which he or she may serve, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the director reasonably believes to be in the best interests of the Corporation, all based on the facts then known to the director.

In discharging his or her duties, a director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:

(a)            One or more officers or employees of the Corporation whom the director reasonably believes to be reliable and competent in the matters presented;

(b)            Legal counsel, public accountants, or other persons as to matters the director reasonably believes are within such person’s professional or expert competence; or

(c)            A committee of the Board of Directors of which the director is not a member if the director reasonably believes the committee merits confidence;

but a director is not acting in good faith if the director has knowledge concerning the matter in question that makes reliance otherwise permitted by this Section 6.4 unwarranted.

A director shall not be liable for any action taken as a director, or any failure to take any action, unless (i) the director has breached or failed to perform the duties of the director’s office in compliance with this Section 6.4; and (ii) the breach or failure to perform constitutes willful misconduct or recklessness.

Section 6.5.         Factors to be Considered by Board of Directors. In determining whether to take or refrain from taking any action with respect to any matter, including making or declining to make any recommendation to shareholders of the Corporation, the Board of Directors may, in its discretion, consider both the short term and long-term best interests of the Corporation (including the possibility that these interests may be best served by the continued independence of the Corporation), taking into account, and weighing as the directors deem appropriate, the social and economic effects thereof on the Corporation’s present and future employees, suppliers, and customers of the Corporation and its subsidiaries, the communities in which offices or other facilities of the Corporation are located, and any other factors the directors consider pertinent.

Section 6.6.         Removal. Subject to Section 23-1-33-8 of the IBCL, directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the combined voting power of all classes of shares of capital stock entitled to vote in the election for directors voting together as a single class; provided, however, any director elected by the holders of the Class B Common Stock may only be removed from office, and only for cause, by a majority of the voting power of the holders of the Class B Common Stock, voting as a separate class.

Section 6.7.         Approval of Certain Transactions. Pursuant to Section 23-1-33-1(b) of the IBCL, any action by the Corporation relating to transactions involving the Corporation, individually or in its capacity as general partner (whether directly or indirectly through another entity) of Simon Property Group, L.P., in which the Simon Family Group or any member or affiliate of any member of the Simon Family Group has an interest (other than through ownership interests in the Corporation or Simon Property Group, L.P.), shall, in addition to such other vote that may be required, require the prior approval of a majority of the Independent Directors.

Section 6.8.         No Written Ballots Required. Elections of directors need not be by written ballot.

Section 6.9.         Committees. Pursuant to Section 23-1-34-6 of the IBCL, the Board of Directors may appoint an Executive Committee, a Compensation Committee, an Audit Committee, a Nominating and Governance Committee, and other committees composed of one or more directors or one or more other persons delegated such powers and duties by the Board of Directors. Each committee, except the Compensation Committee, the Audit Committee, and the Nominating and Governance Committee, shall have as a member at least one director elected by the Class B Common Stock. All the members of each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee shall be Independent Directors.

ARTICLE VII

PROVISIONS FOR REGULATION OF BUSINESS

AND CONDUCT OF AFFAIRS OF CORPORATION

Section 7.1.         Provisions for Regulation of Business and Conduct of Affairs of Corporation. The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and the shareholders:

(a)            General. The Board of Directors of the Corporation shall, consistent with applicable law, have power in its sole discretion to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus, or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to redeem or purchase its stock or to distribute and pay distributions or dividends in stock, cash, or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the shareholders of record on such dates as it may, from time to time, determine; to determine the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); to determine the fair value and any matters relating to the acquisition, holding, and disposition of any assets by the Corporation; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts, and documents of the Corporation, or any of them, shall be open to the inspection of shareholders, except as otherwise provided by statute or by the Bylaws, and, except as so provided, no shareholder shall have any right to inspect any book, account, or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

(b)            Indemnification of Officers, Directors, and Other Eligible Persons.

(1)          The Corporation shall indemnify every Eligible Person against all Liability and Expense that may be incurred by him or her in connection with or resulting from any Claim to the fullest extent authorized or permitted by the IBCL, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), or otherwise consistent with the public policy of the State of Indiana. In furtherance of the foregoing, and not by way of limitation, every Eligible Person shall be indemnified by the Corporation against all Liability and reasonable Expense that may be incurred by him or her in connection with or resulting from any Claim, (i) if such Eligible Person is Wholly Successful with respect to the Claim, or (ii) if not Wholly Successful, then if such Eligible Person is determined, as provided in either Section 7.1(b)(7) or 7.1(b)(8), to have acted in good faith, in what he or she reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Claim, by judgment, order, settlement (whether with or without court approval), or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that an Eligible Person did not meet the standards of conduct set forth in clause (ii) of this subsection (b)(1). The actions of an Eligible Person with respect to an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 shall be deemed to have been taken in what the Eligible Person reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests if the Eligible Person reasonably believed he or she was acting in conformity with the requirements of such Act or he or she reasonably believed his or her actions to be in the interests of the participants in or beneficiaries of the plan.

(2)         The term “Claim” as used in this Section 7.1(b) shall include every pending, threatened, or completed claim, action, suit, or proceeding and all appeals thereof (whether brought by or in the right of this Corporation or any other corporation or otherwise), civil, criminal, administrative, or investigative, formal or informal, in which an Eligible Person may become involved, as a party or otherwise:

(A)            by reason of his or her being or having been an Eligible Person; or

(B)            by reason of any action taken or not taken by him or her in his or her capacity as an Eligible Person, whether or not he or she continued in such capacity at the time such Liability or Expense shall have been incurred.

(3)         The term “Eligible Person” as used in this Section 7.1(b) shall mean every person (and the estate, heirs, and personal representatives of such person) who is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, partner, trustee, member, manager, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other organization or entity, whether for profit or not. An Eligible Person shall also be considered to have been serving an employee benefit plan at the request of the Corporation if his or her duties to the Corporation also imposed duties on, or otherwise involved services by, him or her to the plan or to participants in or beneficiaries of the plan.

(4)          The terms “Liability” and “Expense” as used in this Section 7.1(b) shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines, or penalties against (including excise taxes assessed with respect to an employee benefit plan), and amounts paid in settlement by or on behalf of an Eligible Person.

(5)          The term “Wholly Successful” as used in this Section 7.1(b) shall mean (i) termination of any Claim, whether on the merits or otherwise, against the Eligible Person in question without any finding of liability or guilt against him or her; (ii) approval by a court, with knowledge of the indemnity herein provided, of a settlement of any Claim; or (iii) the expiration of a reasonable period of time after the making or threatened making of any Claim without the institution of the same, without any payment or promise made to induce a settlement.

(6)          As used in this Section 7.1(b), the term “Corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation of such consolidation or merger, so that any Eligible Person who is or was a director, officer, employee, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, officer, employee, partner, trustee, member, manager, agent, or fiduciary of any other corporation, partnership, joint venture, trust, employee benefit plan, limited liability company, or other organization or entity, whether for profit or not, shall stand in the same position under this Section 7.1(b) with respect to the new or surviving corporation as he or she would if he or she had served the new or surviving corporation in the same capacity.

(7)          Unless ordered by a court, any indemnification of any Eligible Person under Section 7.1(b)(1) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because such person met the applicable standards of conduct. Such determination shall be made (i) by the Board of Directors, by a majority vote of a quorum consisting of directors who are not at the time parties to the Claim involved (“Parties”); or (ii) if a quorum cannot be obtained under (i), by a majority vote of a committee duly designated by the Board of Directors (in which designation directors who are Parties may participate), consisting solely of two or more directors who are not at the time Parties; or (iii) by written opinion of special legal counsel (1) selected by the Board of Directors or its committee in the manner prescribed in clauses (i) and (ii) of this subparagraph, respectively, or (2) if a quorum of the Board of Directors cannot be obtained and a committee cannot be designated under clauses (i) and (ii) of this subparagraph, respectively, selected by a majority of the full Board of Directors, in which selection directors who are Parties may participate; or (iv) by the shareholders of the Corporation, voting together as a single class, provided, however shares owned by or voted under the control of persons who are at the time Parties may not be voted on the determination. Authorization of indemnification and evaluation as to the reasonableness of Expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of Expenses shall be made by those entitled under clause (iii) of this subparagraph to select counsel.

(8)         If an Eligible Person claiming indemnification pursuant to Section 7.1(b)(7) is found not to be entitled thereto, or if the determination for indemnification is not made by the Board of Directors, committee, special legal counsel, or shareholders identified in Section 7.1(b)(7) within a reasonable amount of time following a written request of an Eligible Person for a determination of indemnification in accordance therewith, the Eligible Person may apply for indemnification with respect to a Claim to a court of competent jurisdiction, including a court in which the Claim is pending against the Eligible Person. On receipt of an application, the court, after giving notice to the Corporation and giving the Corporation ample opportunity to present to the court any information or evidence relating to the claim for indemnification that the Corporation deems appropriate, may order indemnification if it determines that the Eligible Person is entitled to indemnification with respect to the Claim because such Eligible Person met the standards of conduct set forth in Section 7.1(b)(1)(ii). If the court determines that the Eligible Person is entitled to indemnification, the court shall also determine the reasonableness of the Eligible Person’s Expenses.

(9)         Expenses reasonably incurred in connection with any Claim by any Eligible Person may be paid or reimbursed by the Corporation in advance of the final disposition of such Claim as authorized in the specific case in the same manner described in Section 7.1(b)(7) upon receipt of a written affirmation of such director’s or officer’s good faith belief that he or she has met the standards of conduct described in Section 7.1(b)(1)(ii) and upon receipt of a written undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she did not meet the applicable standards of conduct and a determination is made under the procedure set forth in Section 7.1(b)(7) that the facts then known to those making the determination would not preclude indemnification under this Section 7.1(b). Such an undertaking must be an unlimited general obligation of the person making it, but need not be secured and may be accepted by the Corporation without reference to such person’s financial ability to make repayment.

(10)        The rights of indemnification and advancement of Expenses provided in this Section 7.1(b) shall be in addition to any rights to which any Eligible Person may otherwise be entitled. Irrespective of the provisions of this Section 7.1(b), the Board of Directors may, at any time and from time to time, (i) approve indemnification of any Eligible Person to the fullest extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions; and (ii) authorize the Corporation to purchase and maintain insurance on behalf of any Eligible Person against any Liability or Expense asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such Liability or Expense.

(11)        The provisions of this Section 7.1(b) shall be deemed to be a contract between the Corporation and each Eligible Person, and an Eligible Person’s rights hereunder shall not be diminished or otherwise adversely affected by any repeal, amendment, or modification of this Section 7.1(b) that occurs subsequent to such person becoming an Eligible Person. Notwithstanding the foregoing, the indemnification afforded under this Section 7.1(b) shall be applicable to all alleged prior acts or omissions of any Eligible Person seeking indemnification hereunder, regardless of the fact that such alleged prior acts or omissions may have occurred prior to the adoption of this Section 7.1(b), to the extent such prior acts or omissions cannot be deemed to be covered by this Section 7.1(b), the right of any individual to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

(12)        If this Section 7.1(b) or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director or officer and may indemnify each employee or agent of the Corporation as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Section 7.1(b) that shall not have been invalidated and to the fullest extent permitted by applicable law.

(c)            Meetings of Shareholders. Meetings of the shareholders of the Corporation shall be held at such time and at such place, either within or without the State of Indiana, as may be stated in or fixed in accordance with the Bylaws of the Corporation and specified in the respective notices or waivers of notice of any such meetings.

(d)            Calling of Special Shareholder Meetings. Except as otherwise provided in these Articles of Incorporation, special meetings of the holders of any class of stock of the Corporation may be called as provided in the Bylaws of the Corporation.

(e)            Shareholder Nomination of Director Candidates and Introduction of Business. For any shareholder proposal to be presented in connection with an annual meeting of shareholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the shareholders must have given timely written notice thereof in writing to the Secretary of the Corporation in the manner and containing the information required by the Bylaws. Shareholder proposals to be presented in connection with a special meeting of shareholders will be presented by the Corporation only to the extent required by the IBCL.

(f)            Meetings of Directors. Meetings of the Board of Directors of the Corporation shall be held at such place, either within or without the State of Indiana, as may be authorized by the Bylaws and specified in the respective notices or waivers of notice of any such meetings or otherwise specified by the Board of Directors. Unless the Bylaws provide otherwise (i) regular meetings of the Board of Directors may be held without notice of the date, time, place, or purpose of the meeting; and (ii) the notice for a special meeting need not describe the purpose or purposes of the special meeting.

(g)            Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or shareholders, or of any committee of the Board of Directors, may be taken without a meeting if the action is taken by all members of the Board of Directors or all shareholders entitled to vote on the action, or by all members of such committee, as the case may be. The action must be evidenced by one or more written consents describing the action taken, signed by each director, or all the shareholders entitled to vote on the action, or by each member of such committee, as the case may be, and, in the case of action by the Board of Directors or a committee thereof, included in the minutes or filed with the corporate records reflecting the action taken or, in the case of action by the shareholders, delivered to the Corporation for inclusion in the minutes or filing with the corporate records. Action taken under this Section 7.1(g) is effective when the last director, shareholder, or committee member, as the case may be, signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. Such consent shall have the same effect as a unanimous vote of all members of the Board of Directors, or all shareholders, or all members of the committee, as the case may be, and may be described as such in any document.

(h)            Bylaws. All provisions for the regulation of the business and management of the affairs of the Corporation not stated in these Articles of Incorporation shall be stated in the Bylaws.

(i)             Interest of Directors.

(1)          A conflict of interest transaction is a transaction with the Corporation in which a director of the Corporation has a direct or indirect interest. A conflict of interest transaction is not voidable by the Corporation solely because of the director’s interest in the transaction if any one of the following is true:

(A)            The material facts of the transaction and the director’s interest were disclosed or known to the Board of Directors or a committee of the Board of Directors and the Board of Directors or committee authorized, approved, or ratified the transaction;

(B)            The material facts of the transaction and the director’s interest were disclosed or known to the shareholders entitled to vote and they authorized, approved, or ratified the transaction; or

(C)            The transaction was fair to the Corporation.

(2)          For purposes of this Section 7.1(i), a director of the Corporation has an indirect interest in a transaction if:

(A)            Another entity in which the director has a material financial interest or in which the director is a general partner is a party to the transaction; or

(B)            Another entity of which the director is a director, officer, or trustee is a party to the transaction and the transaction is, or is required to be, considered by the Board of Directors of the Corporation.

(3)          For purposes of Section 7.1(i)(1)(A), a conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of a majority of the directors on the Board of Directors (or on the committee) who have no direct or indirect interest in the transaction, but a transaction may not be authorized, approved, or ratified under this section by a single director. If a majority of the Directors who have no direct or indirect interest in the transaction vote to authorize, approve, or ratify the transaction, a quorum shall be deemed present for the purpose of taking action under this Section 7.1(i). The presence of, or a vote cast by, a director with a direct or indirect interest in the transaction does not affect the validity of any action taken under Section 7.1(i)(1)(A), if the transaction is otherwise authorized, approved, or ratified as provided in such subsection.

(4)          For purposes of Section 7.1(i)(1)(B), a conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast. Shares owned by or voted under the control of a director who has a direct or indirect interest in the transaction, and shares owned by or voted under the control of an entity described in Section 7.1(i)(2), may be counted in such a vote of shareholders.

(j)             Nonliability of Shareholders. Shareholders of the Corporation are not personally liable for the acts or debts of the Corporation, nor is private property of shareholders subject to the payment of corporate debts.

Section 7.2.         Sale of Partnership Property. Pursuant to Section 23-1-33-1(b) of the IBCL, the affirmative vote of least three-fourths (¾) of the Independent Directors is necessary to cause any partnership in which the Corporation acts, directly or indirectly, as a general partner to sell any property owned by such partnership in accordance with the terms of the partnership agreement of such partnership.

Section 7.3.          No Limitation of Other Powers. The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of these Articles of Incorporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the IBCL now or hereafter in force.

ARTICLE VIII

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF STOCK

Section 8.1.         Restrictions on Ownership and Transfer.

(a)            Definitions. The following terms shall have the following meanings:

“Aggregate Assumed Equity Interest in the Corporation” shall mean the aggregate equity interest in the Corporation represented by the Common Stock, the Class B Common Stock and the Units on the assumption that all shares of Class B Common Stock and all such Units are exchanged for Common Stock.

“Articles of Incorporation” shall mean the Articles of Incorporation of the Corporation, as the same may be amended from time to time.

“Beneficial Ownership” shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and any comparable successor provisions thereto. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” shall mean any Qualified Charitable Organization which, from time to time, is designated by the Corporation to be a beneficiary of the Trust.

“Board of Directors” shall mean the Board of Directors of the Corporation as defined in Section 6.1.

“Bylaws” shall mean the Bylaws of the Corporation.

“Capital Stock” shall mean any share that is a share of Common Stock, Class B Common Stock, Excess Stock, or Preferred Stock.

“Closing Price” shall mean the last sale price for a such security as shown on the New York Stock Exchange Composite Transactions Tape, or if no such sale has taken place on such day, then the average of the closing bid and ask prices for such security on the New York Stock Exchange, or if such security is not listed or admitted to trading on the New York Stock Exchange, then on the principal national securities exchange on which such security is listed or admitted to trading, or, if such security is not listed or admitted to trading on any national securities exchange, then on the Nasdaq National Market, or, if such security is not quoted on the Nasdaq National Market, then the average of the closing bid and ask prices as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for such purposes.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Constructive Ownership” shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 318 of the Code, and any comparable successor provisions thereto, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

“Exchange Rights” shall mean any rights granted to limited partners of Simon Property Group, L.P., a Delaware limited partnership (including pursuant to an Exchange Rights Agreement) to exchange (subject to the Ownership Limit) limited partnership interests in such Partnership for shares of Capital Stock or cash at the option of the Corporation.

“Independent Director” shall mean a director of the Corporation who is neither an employee of the Corporation nor a member (or an affiliate of a member) of the Simon Family Group.

“Market Price” of any class of Capital Stock on any date shall mean the average Closing Price of such security for the twenty consecutive Trading Days ending on the Trading Day immediately preceding the day in question;

“Option” shall mean any options, rights, warrants or convertible or exchangeable securities containing the right to subscribe for, purchase or receive upon exchange or conversion shares of Capital Stock.

“Ownership Limit” shall mean (x) in the case of any member of the Simon Family Group, 18.0%, and (y) in the case of any other Person, 8.0%, in each case, of any class of Capital Stock, or any combination thereof, determined by (i) number of shares outstanding, (ii) voting power, or (iii) value (as determined by the Board of Directors), whichever produces the smallest holding of Capital Stock under the three methods, computed with regard to all outstanding shares of Capital Stock and, to the extent provided by the Code, all shares of Capital Stock issuable under outstanding Options and Exchange Rights that have not been exercised.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as the term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Purported Beneficial Holder” shall mean, with respect to any event (other than a purported Transfer) which results in Excess Stock, the Person for whom the Purported Record Holder held shares that were, pursuant to Section 8.1(c) of this Article VIII, automatically converted into Excess Stock upon the occurrence of such event.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer which results in Excess Stock, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Common Stock or Preferred Stock if such Transfer had been valid under Section 8.1(b) of this Article VIII.

“Purported Record Holder” shall mean, with respect to any event (other than a purported Transfer) which results in Excess Stock, the record holder of the shares that were, pursuant to Section 8.1(c) of this Article VIII, automatically converted into Excess Stock upon the occurrence of such event.

“Purported Record Transferee” shall mean, with respect to any purported Transfer which results in Excess Stock, the record holder of the Common Stock or the Preferred Stock if such Transfer had been valid under Section 8.1(b) of this Article VIII.

“Qualified Charitable Organization” shall mean (i) any entity which would be exempt from federal income under Section 501(c)(3) of the Code and to which contributions are deductible under Section 170 of the Code or (ii) any federal, state or local government entity.

“REIT” shall mean a real estate investment trust under Section 856 of the Code.

“Restriction Termination Date” shall mean the first day after Corporation’s status as a REIT shall have been terminated by the Board of Directors and the shareholders of the Corporation.

“Simon Family Group” shall mean Melvin Simon, Herbert Simon and David Simon, other members of the immediate family of any of the foregoing, any other lineal descendants of any of the foregoing, any estates of any of the foregoing, any trust established for the benefit of any of the foregoing, and any other entity controlled by any of the foregoing.

“Simon Family Group Initial Aggregate Assumed Equity Interest in the Corporation” shall mean the portion of the Aggregate Assumed Equity Interest in the Corporation owned by the Simon Family Group on August 9, 1996.

“Trading Day” shall mean, with respect to any class of Capital Stock, a day on which the principal national securities exchange on which such class of Capital Stock is listed or admitted to trading is open for the transaction of business or, if such class of Capital Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Transfer” shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including (i) the granting of any option (including an option to acquire an Option or any series of such options) or entering into any agreement for the sale, transfer or other disposition of Capital Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

“Trust” shall mean the trust created pursuant to Section 8.2(a) of this Article VIII.

“Trustee” shall mean any trustee for the Trust (or any successor trustee) appointed from time to time by the Corporation; provided, however, during any period in which Excess Stock is issued and outstanding the Corporation shall undertake to appoint trustees of the Trust which trustees are unaffiliated with the Corporation.

“Undesignated Excess Stock” shall have the meaning set forth in Section 8.2(c) of this Article VIII.

“Units” shall mean units representing limited partnership interests in Simon Property Group, L.P.

(b)            Beneficial Ownership Limits; Prohibited Transfers.

(1)          Except as provided in Section 8.1(i) of this Article VIII, prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of the outstanding Capital Stock in excess of the Ownership Limit.

(2)          Except as provided in Section 8.1(i) of this Article VIII, prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Capital Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Capital Stock which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such shares of Common Stock or Preferred Stock in excess of the Ownership Limit.

(3)          Except as provided in Section 8.1(i) of this Article VIII, prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Capital Stock being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio; and the intended transferee shall acquire no rights in such shares of Common Stock or Preferred Stock.

(4)          Except as provided in Section 8.1(i) of this Article VIII, prior to the Restriction Termination Date, any Transfer of shares or other event or transaction involving Capital Stock that, if effective, would result in the Corporation being “closely held’ within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares or other event or transaction of Capital Stock which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Common Stock or Preferred Stock in excess of the Ownership Limit.

(c)            Conversion into Excess Stock.

(1)         If, notwithstanding the other provisions contained in this Article VIII, at any time prior to the Restriction Termination Date, there is a purported Transfer or other event such that any Person would Beneficially Own or Constructively Own Capital Stock in excess of the Ownership Limit, then, except as otherwise provided in Section 8.1(i), each such share of Common Stock or Preferred Stock which, when taken together with all other Capital Stock, would be in excess of the Ownership Limit (rounded up to the nearest whole share), shall automatically be converted into one share of Excess Stock, as further described in Section 8.1(c)(3) below and such shares of Excess Stock shall be automatically transferred to the Trustee as trustee for the Trust. The Corporation shall issue fractional shares of Excess Stock if required by such conversion ratio. Such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer or other event.

(2)         If, notwithstanding the other provisions contained in this Article VIII, at any time prior to the Restriction Termination Date, there is a purported Transfer or other event which, if effective, would cause the Corporation to become “closely held” within the meaning of Section 856(h) of the Code, then each share of Common Stock or Preferred Stock being Transferred or which are otherwise affected by such event and which, in either case, would cause, when taken together with all other Capital Stock, the Corporation to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall automatically be converted into one share of Excess Stock, as further described in Section 8.1(c)(3) of this Article VIII, and such shares of Excess Stock shall be automatically transferred to the Trustee as trustee for the Trust. The Corporation shall issue fractional shares of Excess Stock if required by such conversion ratio. Such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer or other event.

(3)         Upon conversion of Common Stock or Preferred Stock into Excess Stock pursuant to this Section 8.1(c) of this Article VIII, Common Stock shall be converted into Excess Common Stock and Preferred Stock shall be converted into Excess Preferred Stock.

(d)            Board of Directors Action. If the Board of Directors or its designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 8.1(b) of this Article VIII or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 8.1(b)(2) of this Article VIII, the Board of Directors or its designees may take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event or transaction; provided, however, that any Transfers or attempted Transfers (or, in the case of events other than a Transfer, Beneficial ownership or Constructive Ownership) in violation of Sections 8.1(b)(1), (2), (3), and (4) of this Article VIII shall be void ab initio and any Transfers or attempted Transfers (or, in the case of events other than a Transfer, Beneficial Ownership or Constructive ownership) in violation of Sections 8.1(b)(1), (2), and (4) shall automatically result in the conversion described in Section 8.1(c), irrespective of any action (or non-action) by the Board of Directors or its designees.

(e)            Notice to Corporation. Any Person who acquires or attempts to acquire shares of Capital Stock in violation of Section 8.1(b) of this Article VIII, or any Person who is a transferee such that Excess Stock results under Section 8.1(c) of this Article VIII, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation’s status as a REIT.

(f)            Beneficial Owner Information. Prior to the Restriction Termination Date:

(1)         Every Beneficial Owner or Constructive Owner of more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding Capital Stock of the Corporation shall, before January 30 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the general ownership structure of such Beneficial Owner or Constructive Owner, the number of shares of each class of Capital Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held.

(2)         Each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the shareholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide on demand to the Corporation such information as the Corporation may request from time to time in order to determine the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit.

(g)            Authority of the Board of Directors to Take Action. Subject to Section 8.1(l) of this Article VIII, nothing contained in this Article VIII shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit.

(h)            Resolving Ambiguities. In the case of an ambiguity in the application of any of the provisions of Section 8.1 of this Article VIII, including any definition contained in Section 8.1(a), the Board of Directors shall have the power to determine the application of the provisions of this Section 8.1 with respect to any situation based on the facts known to it.

(i)             Exemption from Ownership Limit. The Board of Directors upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel in each case to the effect that the restrictions contained in Sections 8.1(b)(1), (2), (3), and (4) of this Article VIII will not be violated, may exempt a Person from the Ownership Limit:

(1)          (i) if such Person is not an individual for purposes of Section 542(a)(2) of the Code, or (ii) if such Person is an underwriter which participates in a public offering of Common Stock or Preferred Stock for a period of 90 days following the purchase by such underwriter of the Common Stock or Preferred Stock, or (iii) in such other circumstances which the Board of Directors determines are appropriately excepted from the Ownership Limit; and

(2)          the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership and Constructive Ownership of Capital Stock will violate the Ownership Limit and agrees that any violation or attempted violation will result in such Common Stock or Preferred Stock being converted into shares of Excess Stock in accordance with Section 8.1(c) of this Article VIII.

(j)             Legend. Until the Restriction Termination Date, each certificate for the respective class of Capital Stock shall bear the following legend:

The securities represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended from time to time (the “Code”). Transfers in contravention of such restrictions shall be void ab initio. Except as otherwise determined by the Board of Directors of the Corporation, no Person may (1) Beneficially Own or Constructively Own shares of Capital Stock in excess of 8.0% (other than members of the Simon Family Group), whose relevant percentage is 18.0%) of the value of any class of outstanding Capital Stock of the Corporation, or any combination thereof, determined as provided in the Corporation’s Articles of Incorporation, as the same may be amended from time to time (the “Articles of Incorporation”), and computed with regard to all outstanding Shares of Capital Stock, and, to the extent provided by the Code, all shares of Capital Stock issuable under existing Options and Exchange Rights that have not been exercised; or (2) Beneficially Own Capital Stock which would result in the Corporation being “closely held” under Section 856(h) of the Code. Unless so excepted, any acquisition of Capital Stock and continued holding of ownership constitutes a continuous representation of compliance with the above limitations, and any Person who attempts to Beneficially Own or Constructively Own shares of Capital Stock in excess of the above limitations has an affirmative obligation to notify the Corporation immediately upon such attempt. If the restrictions on transfer are violated, the transfer will be void ab initio and the shares of Capital Stock represented hereby will be automatically converted into shares of Excess Stock and will be transferred to the Trustee to be held in trust for the benefit of one or more Qualified Charitable Organizations, whereupon such Person shall forfeit all rights and interests in such Excess Stock. In addition, certain Beneficial Owners or Constructive Owners must give written notice as to certain information on demand and on an annual basis. All capitalized terms in this legend have the meanings defined in the Articles of Incorporation. The Corporation will mail without charge to any requesting shareholder a copy of the Articles of Incorporation, including the express terms of each class and series of the authorized capital shares of the Corporation, within five days after receipt of a written request therefor.

(k)            Validity. If any provision of this Article VIII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected, and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(l)             Exchange Settlements. Nothing in this Article VIII shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

Section 8.2.         Excess Stock; Rights.

(a)            Transfers Resulting in Excess Stock. Upon any purported Transfer or other event that results in Excess Stock pursuant to Section 8.1(c) of this Article VIII, such Excess Stock shall be deemed to have been transferred to the Trustee as trustee of the Trust for the exclusive benefit of one or more Qualifying Charitable Organizations as are designated from time to time by the Board of Directors with respect to such Excess Stock. Shares of Excess Stock held in trust shall be issued and outstanding shares of the Corporation. The Purported Record Transferee or Purported Record Holder and the Purported Beneficial Transferee or Purported Beneficial Holder shall have no rights in such Excess Stock, except such rights to certain proceeds upon Transfer of shares of Excess Stock or upon any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation as are expressly set forth herein.

(b)            Dividends. Excess Common Stock shall be entitled to dividends in an amount equal to any dividends which are declared and paid with respect to shares of Common Stock from which such shares of Excess Common Stock were converted. Excess Preferred Stock shall be entitled to dividends in an amount equal to any dividends which are declared and paid with respect to shares of Preferred Stock from which such shares of Excess Preferred Stock were converted. Any dividend or distribution paid prior to discovery by the Corporation that shares of Common Stock or Preferred Stock have been converted into Excess Common Stock or Excess Preferred Stock, as the case may be, shall be repaid to the Corporation upon demand for delivery to the Trustee. The recipient of such dividend shall be personally liable to the Trust for such dividend. Any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Common Stock or Preferred Stock and shall automatically be deemed to have been declared and paid with respect to the shares of Excess Common Stock or Excess Preferred Stock, as the case may be, into which such shares of Common Stock or Preferred Stock shall have been converted.

(c)            Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, (i) subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Directors and the preferential rights of the Excess Preferred Stock, if any, each holder of shares of Excess Common Stock shall be entitled to receive, ratably with each other holder of Common Stock and Excess Common Stock that portion of the assets of the Corporation available for distribution to the holders of Common Stock or Excess Common Stock as the number of shares of the Excess Common Stock held by such holder bears to the total number of shares of Common Stock and the number of shares of Excess Common Stock then outstanding; and (ii) each holder of shares of Excess Preferred Stock. shall be entitled to receive that portion of the assets of the Corporation which a holder of the shares of Preferred Stock that were converted into such shares of Excess Preferred Stock would have been entitled to receive had such shares of Preferred Stock remained outstanding. Notwithstanding the foregoing, distributions shall not be made to holders of Excess Stock except in accordance with the following sentence. The Corporation shall distribute to the Trustee, as holder of the Excess Stock in trust, on behalf of the Beneficiaries any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation. Following any such distribution, the Trustee shall distribute such proceeds between the Purported Record Transferee or Purported Record Holder, as appropriate, and the Qualified Charitable organizations which are Beneficiaries in accordance with procedure for distribution of proceeds upon Transfer of Excess Stock set forth in Section 8.2(e) of this Article VIII; provided, however, that with respect to any Excess Stock as to which no Beneficiary shall have been determined within 10 days following the date upon which the Corporation is prepared to distribute assets (“Undesignated Excess Stock”), any assets that would have been distributed on account of such Undesignated Excess Stock had a Beneficiary been determined shall be distributed to the holders of Common Stock and the Beneficiaries of the Trust designated with respect to shares of Excess Common Stock, or to the holders of Preferred Stock and the Beneficiaries of the Trust designated with respect to shares of Excess Preferred Stock as determined in the sole discretion of the Board of Directors.

(d)            Voting Rights. Excess Common Stock shall be entitled to such voting rights as are ascribed to shares of Common Stock from which such shares of Excess Common Stock were converted. Excess Preferred Stock shall be entitled to such voting rights as are ascribed to shares of Preferred Stock from which such shares of Excess Preferred Stock were converted. Any voting rights exercised prior to discovery by the Corporation that shares of Common Stock or Preferred Stock have been converted into Excess Common Stock or Excess Preferred Stock, as the case may be, shall be rescinded and recast as determined by the Trustee.

(e)            Permitted Transfers.

(1)         Following the expiration of the ninety day period referred to in Section 8.2(f) of this Article VIII, Excess Stock shall be transferable by the Trustee to any Person whose Beneficial Ownership or Constructive Ownership of shares of Capital Stock outstanding, after giving effect to such Transfer, would not result in the shares of Excess Stock proposed to be transferred constituting Excess Stock in the hands of the proposed transferee. A Purported Record Transferee or, in the case of Excess Stock resulting from any event other than a purported Transfer, the Purported Record Holder shall have no rights whatsoever in such Excess Stock, except that such Purported Record Transferee or, in the case of Excess Stock resulting from any event other than a purported Transfer, the Purported Record Holder, upon completion of such Transfer, shall be entitled to receive the lesser of a price per share for such Excess Stock not in excess (based on the information provided to the Corporation in the notice given pursuant to this Section 8.2(e)(1)) of (x) the price per share such Purported Beneficial Transferee paid for the Common Stock or Preferred Stock in the purported Transfer that resulted in the Excess Stock, or (y) if the Purported Beneficial Transferee did not give value for such shares of Excess Stock (through a gift, devise or other transaction), a price per share of Excess Stock equal to the Market Price of the Common Stock or Preferred Stock on the date of the purported Transfer that resulted in the Excess Stock. Upon such transfer of any interest in Excess Stock held by the Trust, the corresponding shares of Excess Stock in the Trust shall be automatically converted into such number of shares of Common Stock or Preferred Stock (of the same class as the shares that were converted into such Excess Stock) as is equal to the number of shares of Excess Stock, and such shares of Common Stock or Preferred Stock (of the same class as the shares that were converted into such Excess Stock) as is equal to the number of shares of Excess Stock, and such shares of Common Stock or Preferred Stock shall be transferred of record to the proposed transferee of the Excess Stock. If, notwithstanding the provisions of this Article VIII, under any circumstances, a Purported Transferee receives an amount for shares of Excess Stock that exceeds the amount provided by the formula set forth above, the Purported Transferee must pay the excess to the Trust. Prior to any transfer resulting in Common Stock or Preferred Stock being converted into Excess Stock, the Purported Record Transferee and Purported Beneficial Transferee, jointly, or Purported Record Holder and Purported Beneficial Holder, jointly, must give written notice to the Corporation of the date and sale price of the purported Transfer that resulted in Excess Stock or the Market Price on the date of the other event that resulted in Excess Stock. Prior to a Transfer by the Trustee of any shares of Excess Stock, the intended transferee must give advance notice to the Corporation of the information (after giving effect to the intended Transfer) required under Section 8.1(f), and the Corporation must have waived in writing its purchase rights, if any, under Section 8.2(f) of this Article VIII. The Board of Directors may waive the notice requirements of this subparagraph in such circumstances as it deems appropriate.

(2)         Notwithstanding the foregoing, if the provisions of Section 8.2(e) of this Article VIII are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the Purported Beneficial Transferee or Purported Beneficial Holder of any shares of Excess Stock may be deemed, at the option of the Corporation, to have acted as an agent on behalf of the Trust, in acquiring or holding such shares of Excess Stock and to hold such shares of Excess Stock in trust on behalf of the Trust.

(f)            Purchase Rights of Corporation. Shares of Excess Stock shall be deemed to have been offered for sale by the Trust to the Corporation, or its designee, at a price per share of Excess Stock equal to the lesser of:

(1)          (i)  in the case of Excess Stock resulting from a purported Transfer, (x) the price per share of the Common Stock or Preferred Stock in the transaction that created such Excess Stock (or, in the case of devise or gift, the Market Price of the Common Stock or Preferred Stock at the time of such devise or gift), or (y) in the absence of a notice from the Purported Record Transferee or Purported Record Holder and Purported Beneficial Transferee to the Corporation within ten days after request therefor, such price as may be determined by the Board of Directors in its sole discretion, which price per share of Excess Stock shall be equal to the lowest Market Price of Common Stock or Preferred Stock (whichever resulted in Excess Stock) at any time prior to the date the Corporation, or its designee, accepts such offer; or (ii) in the case of Excess Stock resulting from an event other than a Purported Transfer, (x) the Market Price of the Common Stock or Preferred Stock on the date of such event, or (y) in the absence of a notice from the Purported Record Holder and Purported Beneficial Holder to the Corporation within ten days after request therefor, such price as may be determined, by the Board of Directors in its sole discretion, which price shall be the lowest Market Price for shares of Common Stock or Preferred Stock (whichever resulted in Excess Stock) at any time from the date of the event resulting in Excess Stock and prior to the date the Corporation, or its designee, accepts such offer; and

(2)         the Market Price of the Common Stock or Preferred Stock on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Transfer which resulted in such shares of Excess Stock, and (ii) the date the Board of Directors determines in good faith that a Transfer or other event resulting in shares of Excess Stock has occurred, if the Corporation does not receive a notice of such Transfer or other event pursuant to Section 8.1(e) of this Article VIII.

ARTICLE IX

PURCHASE OF UNITS

Whenever the Corporation shall have the obligation to purchase Units and shall have the right to choose to satisfy such obligation by purchasing such Units either with cash or with Common Stock, the determination whether to utilize cash or Common Stock to effect such purchase shall be made by majority vote of the Independent Directors, pursuant to Sections 23-1-33-1(b).

ARTICLE X

INCORPORATOR

The name and address of the incorporator of the Corporation are David Simon, 225 West Washington Street, Indianapolis, Indiana 46204.

ARTICLE XI

MISCELLANEOUS

Section 11.1.         Amendment or Repeal.

(a)            Articles of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, including any amendments changing the terms or contract rights, as expressly set forth in the Articles of Incorporation, of any of its outstanding shares by reclassification or otherwise, by a majority of the directors (including a majority of the Independent Directors and a majority of the directors elected by the holders of the Class B Common Stock, if such Class B Common Stock has at that time elected directors) adopting a resolution setting forth the proposed change, declaring its advisability, and either calling a special meeting of the shareholders certified to vote on the proposed change, or directing the proposed change to be considered at the next annual shareholders meeting; provided however, that any amendment to, repeal of or adoption of any provision inconsistent with Section 5.4 of Article V will be effective only if it is adopted upon (i) the affirmative vote of not less than 80% of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class), and (ii) approved by the affirmative vote of not less than a majority of the aggregate votes entitled to be cast by the holders of the Class B Common Stock, if such Class B Common Stock is outstanding at that time.

(b)            Bylaws. The Bylaws of the Corporation may be repealed, altered or amended or new Bylaws adopted at any meeting of the shareholders, either annual or special, by the affirmative vote of a majority of all the votes entitled to be cast generally in the election of directors. The Board of Directors shall also have the authority to repeal, alter or amend the Bylaws or adopt new Bylaws (including, without limitation, the amendment of any Bylaws setting forth the number of directors who shall constitute the whole Board of Directors) by unanimous written consent or at any annual, regular, or special meeting by the affirmative vote of a majority of the whole number of directors, subject to the power of the shareholders to change or repeal such Bylaws.

Section 11.2.        Validity of Articles of Incorporation. In the event any term, provision, sentence or paragraph of the Articles of Incorporation of the Corporation is declared by a court of competent jurisdiction to be invalid or unenforceable, such term, provision, sentence or paragraph shall be deemed severed from the remainder of the Articles of Incorporation, and the balance of the Articles of Incorporation shall remain in effect and be enforced to the fullest extent permitted by law and shall be construed to preserve the intent and purposes of the Articles of Incorporation. Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term, provision, sentence or paragraph of the Articles of Incorporation in any other jurisdiction.

Section 11.3.        Forum for Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Commercial Court as organized and administered under the authority of the Circuit Court in Marion County, Indiana, or if such court is not in existence or the selection of such forum is not effective under applicable law, the Circuit Court in Marion County, Indiana (or, if such courts lack jurisdiction, the United States District Court for the Southern District of Indiana), shall have sole and exclusive jurisdiction for (i) any derivative action brought on behalf of, or in the name of, the Corporation; (ii) any action asserting a claim for breach of fiduciary duty owed by any director, officer, employee, or agent of the Corporation to the Corporation or to any of the Corporation’s constituents identified in Section 23-1-35-1(d) of the IBCL; (iii) any action asserting a claim arising under any provision of the IBCL, these Articles of Incorporation, or the Bylaws of the Corporation; or (iv) any actions otherwise relating to the internal affairs of the Corporation. If any provision of this Section 11.3 shall be held to be invalid, illegal, or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, the validity, legality, and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 11.3 (including without limitation, each portion of any sentence of this Section 11.3 containing any such provision held to be invalid, illegal, or unenforceable that is not itself held to be invalid, illegal, or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Section 11.4.        No Staggered Board; Election Not to Be Governed by IBCL Section 23-1-33-6(c). The Corporation shall not be governed by any of the provisions set forth in Section 23-1-33-6(c) of the IBCL.

Section 11.5.        Election to Opt-out of Control Share Acquisitions Statute. The provisions of Chapter 42 of the IBCL, Ind. Code § 23-1-42-1, et seq., shall not apply to control share acquisitions of shares of the Corporation.

EXHIBIT A

TO ARTICLES OF INCORPORATION

CERTIFICATE OF DESIGNATIONS

OF 8⅜% SERIES J CUMULATIVE REDEEMABLE PREFERRED STOCK

OF

SIMON PROPERTY GROUP, INC.

The following resolutions were duly adopted by the Board of Directors (the “Board of Directors”) of Simon Property Group, Inc., an Indiana corporation (the “Corporation”), pursuant to the provisions of Section 23-1-25-2 of the Indiana Business Corporation Law:

WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Articles of Incorporation of the Corporation, as amended from time to time (the “Charter”), to provide by resolution or resolutions for the issuance of shares of preferred stock of the Corporation, in one or more series with such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such series of preferred stock as may be adopted from time to time by the Board of Directors; and

WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation and its shareholders to designate a series of preferred stock of the Corporation as set forth herein; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to Article Five, Section 5.1 of the Charter of the Corporation (which authorizes 100,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”)) and the authority conferred on the Board of Directors, the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock as further set forth herein; and be it further

RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

Section 1.         Designation.  The series of Preferred Stock is hereby designated as the “8⅜% Series J Cumulative Redeemable Preferred Stock” (the “Series J Preferred Stock”).

Section 2.         Number.  The total number of authorized shares of the Series J Preferred Stock shall be 1,000,000.

Section 3.         Relative Seniority.  In respect of rights to receive dividends and to participate in distributions of payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series J Preferred Stock shall rank (i) senior to the Common Stock, the Class B Common Stock and the Class C Common Stock and any other class or series of shares of the Corporation which, by their terms rank junior to the Series J Preferred Stock (collectively, “Junior Shares”), (ii) on a parity with all other shares of Preferred Stock of the Corporation which are not by their terms Junior Shares or Senior Shares, and (iii) junior to any shares of Preferred Stock which by their terms rank senior to the Series J Preferred Stock (collectively, “Senior Shares”) and were issued in accordance with Section 7 below.

Section 4.         Dividends.

(a)            The holders of the then outstanding Series J Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefor, cumulative dividends at the rate of $4.1875 per share per year, payable in arrears in equal amounts of $1.046875 per share quarterly in cash on the last day of each March, June, September and December or, if not a Business Day (as hereinafter defined), the next succeeding Business Day (each such day being hereafter called a “Quarterly Dividend Date” and each period ending on the calendar day preceding a Quarterly Dividend Date being hereinafter called a “Dividend Period”).  Dividends shall accumulate from October 14, 2004, with the first dividends to be paid on December 31, 2004.  Dividends shall be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date (a “Record Date”), which shall be the 15th day of the calendar month in which the applicable Quarterly Dividend Date falls on or such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Quarterly Dividend Date.  The amount of any dividend payable for any Dividend Period shorter than a full Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months. “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

(b)            The amount of any dividends accumulated on any Series J Preferred Stock at any Quarterly Dividend Date shall be the amount of any unpaid dividends accumulated thereon to but excluding such Quarterly Dividend Date and the amount of dividends accumulated on any shares of Series J Preferred Stock at any date other than a Quarterly Dividend Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon to but excluding the last preceding Quarterly Dividend Date, plus an amount calculated on the basis of the annual dividend rate of $4.1875 per share for the period after such last preceding Quarterly Dividend Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months.  Dividends on the Series J Preferred Stock will accumulate whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

(c)            Except as otherwise expressly provided herein, the Series J Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends as described above and shall not be entitled to participate in the earnings or assets of the Corporation, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series J Preferred Stock which may be in arrears.

(d)            Any dividend payment made on the Series J Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

(e)            If, for any taxable year, the Corporation elects to designate as “capital gains dividends” (as defined in and permitted pursuant to Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”)), any portion (the “Capital Gains Amount”) of the dividends paid or made available for the year to holders of all classes of shares (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocated to the holders of the Series J Preferred Stock shall equal (i) the Capital Gains Amount multiplied by (ii) a fraction that is equal to (A) the total dividends paid or made available to the holders of the Series J Preferred Stock for the year over (B) the Total Dividends.

(f)             No dividends on the Series J Preferred Stock shall be authorized by the Board of Directors of the Corporation or be paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

(g)            No dividends will be declared or paid or set apart for payment on any capital stock of the Corporation ranking, as to dividends, on a parity with or junior to the Series J Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Series J Preferred Stock for all past Dividend Periods and the then current Dividend Period.  When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series J Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series J Preferred Stock, all dividends declared on the Series J Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series J Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series J Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accumulated dividends per Series J Preferred Stock and such other series of Preferred Stock bear to each other.

(h)            Except as provided in subparagraph (g), unless full cumulative dividends on the Series J Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Series J Preferred Stock for all past Dividend Periods and the then current Dividend Period, no dividends (other than in Junior Shares) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Junior Shares or any other capital stock of the Corporation ranking on a parity with the Series J Preferred Stock as to dividends or upon liquidation, nor shall any Junior Shares or any other capital stock of the Corporation ranking on a parity with the Series J Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of such shares) by the Corporation (except by conversion into or exchange for other Junior Shares).

Section 5.         Liquidation Rights.

(a)            Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation (a “liquidation”), the holders of the Series J Preferred Stock then outstanding shall be entitled to receive in cash or property (at its fair market value determined by the Corporation’s Board of Directors) and to be paid out of the assets of the Corporation legally available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares, the amount of $50.00 per share, plus accumulated and unpaid dividends, if any, thereon to and including the date of liquidation.

(b)            After the payment to the holders of the Series J Preferred Stock of the full liquidation amounts provided for in paragraph (a), the holders of the Series J Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

(c)            If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the preference distributions on the Series J Preferred Stock and the shares of each other series of Preferred Stock of the Corporation ranking, as to liquidation rights, on a parity with the Series J Preferred Stock are not paid in full, the holders of the Series J Preferred Stock and any other shares of Preferred Stock of the Corporation ranking, as to liquidation rights, on a parity with the Series J Preferred Stock shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preference amounts to which they would otherwise be respectively entitled.

(d)            Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other entity or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 5.

Section 6.         Redemption.

(a)            Optional Redemption.  On and after October 15, 2027, the Corporation may, at its option (subject to the provisions of this Section 6), redeem at any time all or, from time to time, part of the Series J Preferred Stock at a price per share (the “Redemption Price”), payable in cash, of $50.00 per share, together with all accumulated and unpaid dividends, if any, to and including the date fixed for redemption (the “Redemption Date”), without interest, to the extent the Corporation has funds legally available therefor.  The Series J Preferred Stock have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided for in Section 9 below.

(b)            Procedures for Redemption.

(1)         Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date.  Notice of any redemption furnished by the Corporation will also be mailed by the registrar, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to each holder of record of the Series J Preferred Stock to be redeemed at the address set forth in the share transfer records of the registrar.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series J Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective.  In addition to any information required by law or by the applicable rules of any exchange upon which Series J Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the Redemption Date; (B) the Redemption Price; (C) the number of Series J Preferred Stock to be redeemed; (D) the place or places where certificates for the Series J Preferred Stock to be redeemed are to be surrendered for payment of the Redemption Price; and (E) that dividends on the Series J Preferred Stock to be redeemed will cease to accumulate on the Redemption Date.

(2)          If notice has been mailed in accordance with Section 6(b)(1) above and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the Series J Preferred Stock so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the Series J Preferred Stock so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series J Preferred Stock and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the Redemption Price) shall cease.  Upon surrender, in accordance with such notice, of the certificates for any Series J Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Series J Preferred Stock shall be redeemed by the Corporation at the Redemption Price.  In case fewer than all the Series J Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series J Preferred Stock without cost to the holder thereof.

(3)          Any funds deposited with a bank or trust company for the purpose of redeeming Series J Preferred Stock shall be irrevocable except that:

(A)            the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any Series J Preferred Stock redeemed shall have no claim to such interest or other earnings; and

(B)            any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series J Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the Series J Preferred Stock entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(4)          No Series J Preferred Stock may be redeemed except from proceeds from the sale of other capital stock of the Corporation (consisting of common stock, preferred stock, depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing) and not from any other source.

(5)          Unless full accumulated dividends on all Series J Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment on the Series J Preferred Stock for all past Dividend Periods and the then current Dividend Period, no Series J Preferred Stock shall be redeemed, purchased or otherwise acquired directly or indirectly on the Series J Preferred Stock; provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition of Series J Preferred Stock to preserve the Corporation’s REIT status or the purchase or acquisition of Series J Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series J Preferred Stock.

(6)          If the Redemption Date is after a Record Date and before the related Quarterly Dividend Date, the dividend payable on such Quarterly Dividend Date shall be paid to the holder in whose name the Series J Preferred Stock to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Quarterly Dividend Date or the Corporation’s default in the payment of the dividend due.  Except as provided in this Section 6, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series J Preferred Stock to be redeemed.

(7)          In case of redemption of less than all Series J Preferred Stock at the time outstanding, the Series J Preferred Stock to be redeemed shall be selected pro rata from the holders of record of such Series J Preferred Stock in proportion to the number of Series J Preferred Stock held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Corporation.

Section 7.         Voting Rights. Except as required by law, and as set forth below, the holders of the Series J Preferred Stock shall not be entitled to vote at any meeting of the shareholders for election of Directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the shareholders thereof, or to receive notice of any meeting of shareholders.

(a)            Whenever dividends on any Series J Preferred Stock shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, the holders of such Series J Preferred Stock (voting separately as a class with all other series of Preferred Stock of the Corporation upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Directors of the Corporation at a special meeting called by the holders of record of at least ten percent (10%) of the Series J Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Series J Preferred Stock for the past Dividend Periods and the then current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.  In such case, the entire Board of Directors of the Corporation will be increased by two Directors.

(b)            So long as any Series J Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series J Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking senior to the Series J Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation or reclassify any authorized capital stock of the Corporation into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock; or (ii) amend, alter or repeal the provisions of the Charter of the Corporation, including this Certificate of Designations, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series J Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series J Preferred Stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series J Preferred Stock; and provided, further, that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized Series J Preferred Stock, in each case ranking on a parity with or junior to the Series J Preferred Stock with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote or consent would otherwise be required shall be effected, all outstanding Series J Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

(c)            On each matter submitted to a vote of the holders of Series J Preferred Stock in accordance with this Section 7, or as otherwise required by law, each Series J Preferred Share shall be entitled to one vote.  With respect to each Series J Preferred Share, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of the holder.

Section 8.         Conversion. The Series J Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

Section 9.         Restrictions On Ownership. The shares of Series J Preferred Stock shall be subject to the restrictions on transfer set forth in Article VIII of the Charter of the Corporation.  Any transfer or attempted transfer in violation of the provisions of this Section 9 shall be null and void.

IN WITNESS WHEREOF, Simon Property Group, Inc. has caused this Certificate of Designations to be signed this 15th day of May, 2025.

SIMON PROPERTY GROUP, INC.

By:	/s/ Steven E. Fivel
	Name:	Steven E. Fivel
	Title:	Secretary and General Counsel

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